Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Reports Full Year 2005 Results

Substantial Growth in 2005 Revenues and Net Earnings

ATLANTA, GA, February 27, 2006 — Superior Essex Inc. (NASDAQ: SPSX) today reported its fourth quarter and full year 2005 results. For the full year, the Company reported revenues of $1.8 billion vs. full year 2004 revenues of $1.4 billion. Net income per diluted share for full year 2005 totaled $1.88 vs. full year 2004 net income per diluted share of $0.63. Excluding the impact of special items (see table), adjusted net income per diluted share for the full year totaled $1.38, an increase of 79% over 2004.

For the fourth quarter of 2005, Superior Essex reported revenues of $523 million and net income of $0.18 per diluted share. These results compare to revenues of $383 million and net income per diluted share of $0.21 in the fourth quarter of 2004. For the fourth quarter, adjusted net income per diluted share before special items totaled $0.25, a 32% increase over the fourth quarter of 2004.

“Superior Essex reported another successful quarter today, with continued gains in sales volumes as well as in all measures of profitability,” said Stephen M. Carter, chief executive officer of Superior Essex. “For both the fourth quarter and full year, we were successful in generating organic growth in our core North American markets. Revenue growth in 2005 was further enhanced by our consolidating acquisitions. Additionally, despite the impact of substantial energy and other cost increases, we still achieved sizeable gains in both adjusted EBITDA and adjusted earnings per share.”

Consolidated Fourth Quarter and Full Year Financial Results

The following are highlights of operating results for the three months and 12 months ended December 31 (dollars in millions, except earnings per share):

	3 months ended 12/31		12 months ended 12/31
	2005	2004	2005	2004
Total revenues	$523	$383	$1,795	$1,425
Core Business revenues*	$437	$309	$1,500	$1,142
Adjusted EBITDA*	$21.0	$19.8	$93.5	$71.4
Net income	$3.0	$3.6	$31.9	$10.5
Earnings per diluted share	$0.18	$0.21	$1.88	$0.63
Adjusted earnings per share*	$0.25	$0.19	$1.38	$0.77

* Represents a non-GAAP financial measure, please see Financial Measures and Key Operating Metrics for a detailed explanation of these terms

Fourth Quarter and Full Year 2005 financial highlights

•                  Fourth quarter Core Business copper-adjusted revenue growth of 24%

•                  19% impact from the acquisition of Nexans European Magnet Wire operations

•                  5% organic growth in North American operations

•                  Full year 2005 Core Business copper–adjusted revenue growth of 18%

•                  12% impact from acquisitions

•                  6% organic growth in North American operations

•                  Adjusted EBITDA increase of 6% for the fourth quarter and 31% for the full fiscal year

•                  Adjusted earnings per share increase of 32% for the fourth quarter and 79% for the full year

Business Segment Operating Results

The following are financial highlights by business segment for the three and 12 months ended December 31 (dollars in millions):

Communications Cable

	3 months ended 12/31		12 months ended 12/31
	2005	2004	2005	2004
Revenues	$171	$151	$679	$530
Revenue growth (copper-adjusted)	3%		17%
Adjusted EBITDA	$16.4	$15.1	$66.9	$44.9

The Communications segment’s 3% increase in copper-adjusted revenues in the fourth quarter of 2005 reflected gains in the sales of fiber and premises cable products. This growth also included incremental revenue from hurricane-restoration demand. The 17% increase in full year 2005 copper-adjusted revenues included a significant increase in fiber and premises sales and additional volume attributable to the June 2004 Belden asset acquisition.

The Communications segment successfully increased copper-adjusted profit margins in both the fourth quarter of 2005 and for the full year, which resulted in an increase in adjusted EBITDA of 9% and 49%, respectively. Production volume efficiencies and, to a lesser degree, price recovery more than offset energy and raw material cost increases and drove the year-over-year margin improvements in this segment.

North American Magnet Wire and Distribution

	3 months ended 12/31		12 months ended 12/31
	2005	2004	2005	2004
Revenues	$185	$147	$716	$569
Revenue growth (copper-adjusted)	8%		12%
Adjusted EBITDA	$9.2	$9.6	$44.9	$40.3

The North American Magnet Wire segment reported copper-adjusted revenue gains of 8% for the fourth quarter of 2005 and 12% for the full year. Revenue growth included the impact of targeted market share gains and, to a much lesser degree, cost-based price surcharges.

Adjusted EBITDA for the fourth quarter of 2005 declined 4% or $0.4 million vs. the prior year fourth quarter, as the aggregate impact of energy and other cost increases were not fully recovered through pricing adjustments and surcharges. Results in the fourth quarter of 2005 were also adversely impacted by costs associated with a major information technology system conversion. For full year 2005, adjusted EBITDA increased by 11%, essentially equivalent to the copper-adjusted revenue growth rate.

European Magnet Wire (Essex Nexans)

On October 21, 2005, the Company acquired a 60% majority interest in Essex Nexans. This entity is the holding company for the combined Nexans European magnet wire operations and Superior Essex’s U.K. magnet wire operations. The financial highlights reported below include:  operating results for Superior Essex’s U.K. operations in 2004 and for the 2005 period prior to October 21, 2005; and the combined results of the Essex Nexans operations for the period from October 21, 2005, through December 31, 2005.

	3 months ended 12/31		12 months ended 12/31
	2005	2004	2005	2004
Revenues	$80	$11	$106	$42
Revenue growth (copper-adjusted)	493%		100%
Adjusted EBITDA	$0.4	$—	$(1.7)	$(0.8)

Total revenues for Essex Nexans for the fourth quarter of 2005 totaled $80 million, which included only 10 weeks of revenues from the acquired Nexans European Magnet Wire operations.

For the fourth quarter of 2005, Essex Nexans profitability was impacted by lower seasonal sales volumes. For full year 2005, this segment’s adjusted EBITDA loss of $1.7 million included an adjusted EBITDA loss of $2.1 million for the Superior Essex U.K. operations prior to October 21, 2005.

Copper Rod

The Copper Rod segment reported revenues of $86 million in the fourth quarter of 2005 compared to $74 million in the fourth quarter of 2004. On a copper-adjusted basis, revenues in this segment declined 18% in the fourth quarter of 2005 as compared to the prior year. Revenues in this segment reflect external sales of processed copper rod, allowing for fixed cost recovery at margins that are generally break-even. Copper rod volumes fluctuate from period to period, due to changes in internal consumption needs and external market conditions.

During the fourth quarter of 2005, the Company increased its internal consumption of copper rod. This increase was due to production disruptions at a major third-party copper rod supplier and resulted in reduced external copper rod sales.

Debt, Capital Structure and Liquidity

As of December 31, 2005, the Company reported total debt of approximately $314 million and net debt (debt net of cash and cash equivalents) of approximately $306 million. Excluding the Essex Nexans debt (which is non-recourse to Superior Essex Inc. and its other subsidiaries), total debt as of December 31, 2005, was $278 million and net debt was $275 million. For the full year, the Company achieved total debt reduction of $15 million (excluding the debt of Essex Nexans), despite $40 million in aggregate investments in China, Europe and other capital expenditures. In addition, higher copper costs had a negative impact on working capital and cash flow of approximately $35 million during 2005.

Stephen Carter’s CEO Comments

“We are pleased with our fourth quarter 2005 results, especially considering the sizable cost increases in energy and raw materials that the industry experienced during this period. Despite these cost challenges, we generated growth in adjusted EBITDA of 6% for the fourth quarter and 31% for the full year and increased our adjusted net earnings per share at even greater rates.”

“Despite cost increases in our Communications segment, we were successful in maintaining margins in the fourth quarter, our historically slowest seasonal period. At the same time, we achieved a growth rate in EBITDA that exceeded our revenue growth rate. We are also pleased with the continued revenue increases in our growing premises and fiber product lines. For 2005, share gains and market growth contributed to a 24% increase in revenues in these product segments.”

“In our North American Magnet Wire operations, while we did pursue price surcharges during the fourth quarter, we were not able to fully offset substantial industry-wide energy and other cost increases. Additionally, we incurred more than $0.8 million in Enterprise Resource Planning system conversion costs during the quarter, which also impacted profitability. These factors gave rise to a modest year-over-year decline in adjusted EBITDA in this segment for the quarter. However, for the full year, we still achieved an 11% increase in adjusted EBITDA, due to increased volumes.”

“Our newly acquired Essex Nexans European operations contributed $80 million in revenues during the fourth quarter, however, this is a slower seasonal period. As a result, the adjusted EBITDA results were only marginally positive. For the fourth quarter, the combined Essex Nexans operations were dilutive to earnings by approximately $0.01 per share, which is a reduction from the level of losses incurred by our stand-alone U.K. operations over the first nine months of the year.”

“From a balance sheet perspective, we managed through substantial copper price increases – that impacted working capital by more than $30 million – and still achieved debt reduction (excluding the Essex Nexans debt, which is non-recourse to Superior Essex Inc.) for the full year. We also maintained more than $160 million in liquidity on our principal revolver credit facility at year end. We are pleased that both our capital structure and liquidity profile remain stable and sound as we move into 2006.”

Outlook

We are entering 2006 with considerable positive momentum from the substantial revenue and earnings growth achieved in 2005 and from the future prospects and opportunities of our new European operations. However, we must be cautious in our optimism, as we will continue to face challenges in dealing with mature markets and escalating and volatile costs. Additionally, we will have a number of restructuring and other profitability enhancement projects in our European operations, and the timing for recognizing the benefit of these projects is not certain.

From a revenue perspective, we would anticipate combined Core Business revenues (copper-adjusted) increasing 20% or more in 2006, based primarily on the contribution from our recently-acquired European Magnet Wire operations. In our North American businesses, we anticipate that the markets will be stable, with sales growth rates akin to general GDP growth.

From a profitability perspective, we anticipate experiencing substantially elevated costs for key non-copper raw materials and for energy in 2006, as compared to the full year of 2005. In light of the impact of these higher costs, we expect to continue to pursue cost recovery measures in 2006 in all of our businesses. While we have been more successful employing built-in contractual price escalators in our Communications segment, we have found price recovery efforts to be more challenging in our Magnet Wire business.

Accordingly, the ultimate timing and profitability impact of our cost recovery actions and our European restructuring activities cannot be finitely determined and will be subject to, among other things, market conditions during the year. In addition, we will also absorb incremental charges during 2006 for start up costs in our China operations, potentially higher interest costs to finance the working capital impact of elevated copper prices, as well as an increase in certain other categories of non-cash expenses. Notwithstanding these uncertainties and increased costs, we would still expect to generate double-digit growth in adjusted EBITDA in 2006 and an overall increase in full year adjusted earnings per share.

Analyst Call Information

Superior Essex will host an analyst call at 10:00 a.m. (ET), February 27, 2006. During the call, the Company will discuss earnings results and will provide a general business update.

The dial-in number for financial analysts is (800) 362-0571. To participate, please dial in a few minutes before the scheduled time. The media and the public are invited to listen to the call at www.superioressex.com.

A replay of the call will be available through March 6, 2006, by dialing (888) 567-0057. A webcast replay will also be archived for a limited period on the Company’s Web site at www.superioressex.com.

About Superior Essex

Superior Essex Inc. is one of the largest North American wire and cable manufacturers and among the largest wire and cable manufacturers in the world. Superior Essex manufactures a broad portfolio of wire and cable products with primary applications in the communications, magnet wire and related distribution markets. The Company is a leading manufacturer and supplier of copper and fiber optic communications wire and cable products to telephone companies, distributors and system integrators; a leading manufacturer and supplier of magnet wire and fabricated insulation products to major original equipment manufacturers (OEMs) for use in motors, transformers, generators and electrical controls; and a distributor of magnet wire, insulation and related products to smaller OEMs and motor repair facilities. Additional information can be found on the Company’s Web site at www.superioressex.com.

Forward Looking Statements and Risk Factors

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, general economic, business and industry trends, spending reductions by the telephone industry, the migration of magnet wire demand to China, intense competition, increases or decreases in sales due to contract losses or gains, fluctuations in the supply, availability and pricing of copper and other principal raw materials (including the working capital impact of such), natural gas and freight, production and timing of customer orders, risks in product and technology development, market acceptance of new products and continuing product demand, production and timing of customer orders, the impact of competitive products and pricing, changes in short-term interest rates and foreign exchange rates, a significant level of indebtedness, our ability to operate within the framework of our revolving credit facility and senior notes, our ability to sustain the benefits of our acquisition of assets from Belden and Nexans in the U.S., integrate the operations of the Essex Nexans European joint venture and attain the expected benefits, our ability to identify, finance and integrate other acquisitions, our ability to successfully construct and operate a magnet wire facility in China and other risk factors detailed in Superior Essex’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2004.

Financial Measures and Key Operating Metrics

General

We use certain operating and financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance, financial position or cash flows that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. These non-GAAP operating and financial measures are described below.

Copper-Adjusted Revenues

Due to the impact of differing copper costs on revenues in the reported periods, the Company is providing supplemental, non-GAAP sales comparisons at a constant cost of copper (“copper adjusted revenues”) to aid in analyzing period-to-period revenues. These revenues are adjusted to a $2.00/lb COMEX cost. “Copper adjusted increase” in revenues is calculated after adjusting revenues in both periods to a constant copper cost of $2.00/pound.

Core Business Revenues

Core Businesses consist of the Company’s Communications Cable, its North American Magnet Wire and Distribution segments, and its European Magnet Wire operations.

EBITDA

Earnings before interest, taxes, depreciation and amortization, or “EBITDA”, is a performance metric we use and which is used by other companies. “EBITDA” as used by the Company (defined as net earnings before interest, taxes, depreciation and amortization) may not be comparable to a similarly titled measure of another company.

Adjusted EBITDA and Adjusted EPS

The Company uses the terms “Adjusted EBITDA” and “Adjusted earnings per share” (or “Adjusted EPS”). Adjusted EBITDA is defined as EBITDA excluding the impact of special items (before tax). Adjusted EPS is defined as earnings per diluted share excluding the after-tax impact of special items. Special items are detailed in the financial tables accompanying this release.

Comparisons to GAAP

Management believes that EBITDA, Adjusted EBITDA, Adjusted EPS and copper-adjusted revenues are useful adjuncts to net income and other measurements under GAAP. The Company believes these measures are useful in analyzing the underlying operating performance of the Company. Adjusted EBITDA and Adjusted EPS are also sometimes used to evaluate performance for executive compensation. We have included a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EPS to net income, the most directly comparable GAAP financial measure.

EBITDA, Adjusted EBITDA and Adjusted EPS are supplements to GAAP financial information and should not be considered an alternative to, or more meaningful than, net income, income from continuing operations or operating income as determined in accordance with GAAP. EBITDA and Adjusted EBITDA have distinct limitations as compared to GAAP information such as net income, income from continuing operations or operating income. By excluding interest and income taxes for example, it may not be apparent that both represent a reduction in cash available to the Company. Likewise, depreciation and amortization, while non-cash items, represent generally the utilization of assets that produce revenue for the Company. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with these other measures.

Adjusted EPS has distinct limitations as compared to GAAP information such as net income or earnings per share. By excluding certain special items, it may not be apparent that these costs represent a reduction in cash available to the Company. Management compensates for these limitations by using the GAAP results in conjunction with adjusted EPS.

Superior Essex Inc.

Condensed Consolidated Income Statements

Three Months Ended December 31

($ in millions, except share and per share data)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2005	December 31, 2004

Net sales	$522.6	$383.2
Cost of sales	478.3	345.0
Gross profit	44.3	38.2
Selling, general and administrative	33.5	25.7
Restructuring and other charges	0.4	0.4
Operating income	10.4	12.1
Interest expense	(7.3)	(7.0)
Other, net	(0.3)	0.3
Income before income taxes	2.8	5.4
Income tax expense	(0.2)	(1.8)
Minority interest in loss of subsidiary	0.4	—
Net income	$3.0	$3.6

Earnings per common share
Basic	$0.18	$0.21
Diluted	$0.18	$0.21

Shares used for computation (000s)
Basic	16,707	16,557
Diluted	17,029	16,842

Superior Essex Inc.

Condensed Consolidated Income Statements

Twelve Months Ended December 31

($ in millions, except share and per share data)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2005	December 31, 2004

Net sales	$1,795.0	$1,424.6
Cost of sales	1,621.5	1,286.1
Gross profit	173.5	138.5
Selling, general and administrative	109.7	92.9
Restructuring and other charges	1.1	2.0
Gain on sale of US Seal product line	(10.4)	—
Asset impairment charge	2.3	—
Operating income	70.8	43.6
Interest expense	(28.7)	(26.3)
Loss on early extinguishment of debt	—	(0.4)
Other, net	(0.5)	0.5
Income before income taxes	41.6	17.4
Income tax expense	(10.1)	(6.9)
Minority interest in loss of subsidiary	0.4	—
Net income	$31.9	$10.5

Earnings per common share
Basic	$1.92	$0.63
Diluted	$1.88	$0.63

Shares used for computation (000s)
Basic	16,653	16,526
Diluted	16,973	16,676

Superior Essex Inc.

Condensed Consolidated Balance Sheets

($ in millions)

Unaudited

	December 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$8.2	$18.3
Accounts receivable, net	259.6	145.0
Inventories, net	238.4	160.9
Other current assets	35.3	25.8
Total current assets	541.5	350.0
Property, plant and equipment (net of accumulated depreciation)	240.8	239.2
Intangible and other long-term assets, net	45.9	41.8
TOTAL ASSETS	$828.2	$631.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$34.6	$30.8
Accounts payable	143.9	66.2
Accrued expenses	92.5	57.5
Total current liabilities	271.0	154.5
Long-term debt	279.2	262.4
Other long-term liabilities	51.5	39.9
Total liabilities	601.7	456.8
Minority interest in subsidiary	20.8	—
Stockholders’ equity	205.7	174.2
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$828.2	$631.0

Superior Essex Inc.

Supplemental Financial Information

Three Months Ended December 31

($ in millions)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2005	December 31, 2004
Net sales
Communications Cable	$171.5	$151.0
Magnet Wire and Distribution North America	185.2	147.3
Magnet Wire and Distribution Europe	79.9	11.0
Copper Rod	86.0	73.9
	$522.6	$383.2

Net sales, copper price adjusted (1)
Communications Cable	$184.7	$178.5
Magnet Wire and Distribution North America	194.2	180.5
Magnet Wire and Distribution Europe	84.2	14.2
Copper Rod	85.0	103.2
Net sales, copper price adjusted	$548.1	$476.4
Constant cost of copper adjustment	(25.5)	(93.2)
Net sales (GAAP)	$522.6	$383.2

Reconciliation of Adjusted EBITDA to net income
Net income	$3.0	$3.6
Income tax expense	0.2	1.8
Interest expense	7.3	7.0
Minority interest in subsidiary	(0.4)	—
Other, net	0.3	(0.3)
Operating income	$10.4	$12.1
Depreciation/amortization	6.5	6.4
EBITDA	$16.9	$18.5
Restructuring and other charges	0.4	0.4
Non-cash equity compensation	1.5	0.6
Transition costs associated with acquisition	—	0.7

UK operations - loss on contribution of net assets to joint venture	0.5	—
Special bad debt provision - customer insolvencies	1.7	—
Other, net	—	(0.4)
Adjusted EBITDA	$21.0	$19.8

Adjusted EBITDA by segment
Communications Cable	$16.4	$15.1
Magnet Wire and Distribution North America	9.2	9.6
Magnet Wire and Distribution Europe	0.4	—
Copper Rod	(0.1)	1.0
Corporate and other	(4.9)	(5.9)
	$21.0	$19.8

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.

Supplemental Financial Information

Twelve Months Ended December 31

($ in millions)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2005	December 31, 2004
Net sales
Communications Cable	$678.7	$530.3
Magnet Wire and Distribution North America	715.7	569.2
Magnet Wire and Distribution Europe	105.8	42.3
Copper Rod	294.8	282.8
	$1,795.0	$1,424.6

Net sales, copper price adjusted (1)
Communications Cable	$759.6	$649.3
Magnet Wire and Distribution North America	808.6	723.2
Magnet Wire and Distribution Europe	114.8	57.8
Copper Rod	347.8	427.7
Net sales, copper price adjusted	$2,030.8	$1,858.0
Constant cost of copper adjustment	(235.8)	(433.4)
Net sales (GAAP)	$1,795.0	$1,424.6

Reconciliation of Adjusted EBITDA to net income
Net income	$31.9	$10.5
Income tax expense	10.1	6.9
Interest expense	28.7	26.3
Minority interest in affiliate	(0.4)	—
Loss on early extinguishment of debt	—	0.4
Other, net	0.5	(0.5)
Operating income	$70.8	$43.6
Depreciation/amortization	23.9	22.1
EBITDA	$94.7	$65.7
Restructuring and other charges	1.1	2.0
Non-cash equity compensation	3.5	2.1
Transition costs associated with acquisition	—	2.4
Gain on sale of US Seal product line	(10.4)	—
UK operations - asset impairment charge and loss on contribution of net assets to joint venture	2.8	—
Special bad debt provision - customer insolvencies	2.0	—
Other, net	(0.2)	(0.8)
Adjusted EBITDA	$93.5	$71.4

Adjusted EBITDA by segment
Communications Cable	$66.9	$44.9
Magnet Wire and Distribution North America	44.9	40.3
Magnet Wire and Distribution Europe	(1.7)	(0.8)
Copper Rod	0.4	2.3
Corporate and other	(17.0)	(15.3)
	$93.5	$71.4

(1) Adjusted to a constant $2.00 COMEX copper cost per pound

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Three Months Ended December 31

($ in millions, except per share data)

Unaudited

	Three Months Ended	Three Months Ended
	December 31, 2005	December 31, 2004
Belden transaction:

Accelerated depreciation of idled equipment	$—	$(0.6)

Plant employee training and equipment relocation costs for acquisition-related production capacity	—	(0.7)

Financial restructuring costs and loss on early extinguishment of debt	(0.1)	(0.4)

UK operations - loss on contribution of assets to joint venture	(0.5)	—

Special bad debt provision - customer insolvencies	(1.7)	—

Non-cash compensation expense associated with equity grant modifications to conform to new IRS 409(A) regulations	(0.8)	—

Other, net	(0.6)	0.7

Tax and minority interest impact of items above	1.9	0.5
Sub-total	$(1.8)	$(0.5)

Income tax benefit related to the settlement of prior period tax contingencies, net	0.3	0.9

Income tax benefit related to capital loss recognition from impairment charges in UK operations	0.3	—
Total impact on net income	$(1.2)	$0.4
Total impact on diluted earnings per share	$(0.07)	$0.02

Reconciliation of diluted earnings per share to adjusted earnings per share
Diluted earnings per share	$0.18	$0.21
Impact of special items	$0.07	$(0.02)
Adjusted earnings per share	$0.25	$0.19

Superior Essex Inc.

Detail of Special Items Impacting Net Income

Twelve Months Ended December 31

($ in millions, except per share data)

Unaudited

	Twelve Months Ended	Twelve Months Ended
	December 31, 2005	December 31, 2004

Accelerated depreciation of idled equipment	$(0.7)	$(1.8)

Plant employee training and equipment relocation costs for acquisition-related production capacity	—	(2.4)

Gain on sale of US Seal product line	10.4	—

UK operations - asset impairment charge and loss on contribution of assets to joint venture	(2.8)	—

Financial restructuring costs and loss on early extinguishment of debt	(0.3)	(2.4)

Accounting adjustments of certain insurance reserves recorded on the Company’s November 2003 opening balance sheet	—	0.5

Settlement gains from prior period litigation and gain on sales of real estate	—	0.7

Facility closure costs	(0.6)	—

Special bad debt provision - customer insolvencies	(2.0)	—

Non-cash compensation expense associated with equity grant modifications to conform to new IRS 409(A) regulations	(0.8)	—

Other, net	(0.6)	—

Tax and minority interest impact of above items	(1.5)	2.2
Sub-total	$1.1	$(3.2)

Income tax benefit related to the settlement of prior year tax contingencies	5.0	0.9

Income tax benefit related to capital loss recognition from impairment charge in UK operations	2.3	—
Total impact on net income	$8.4	$(2.3)
Total impact on diluted earnings per share	$0.50	$(0.14)

Reconciliation of diluted earnings per share to adjusted earnings per share
Diluted earnings per share	$1.88	$0.63
Impact of special items	$(0.50)	$0.14
Adjusted earnings per share	$1.38	$0.77